TELCO COMMUNICATIONS GROUP, INC.
SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE


WEIGHTED AVERAGE NUMBER OF COMMON SHARES
     The weighted average number of shares of common stock and common stock equivalents, after adjusting for the 425-to-1 stock split, was determined as follows:

     For all periods presented prior to the initial public offering, outstanding options for common stock granted within 12 months of the initial filing date of the IPO have been included in the calculations of common and common equivalent shares outstanding using the treasury stock method based on the initial public offering price of $14 per share as the market price.

                                     (in thousands, except per share data)

                            Three months ended            Nine months ended
                               September 30,                September 30,
                           --------------------          -------------------
                             1995        1996              1995       1996
                             ----        ----              ----       ----
Common Stock:
  Shares outstanding
  beginning of period      20,864      27,252            20,864     20,864

  Shares issued during
  period, net <F1>              -       2,754                 -        918
  SEC SAB 83 shares <F2>    5,889           -             5,889      5,889
                          --------    ---------          -------    -------
                           26,753      30,006            26,753     27,671

Common Stock
Equivalents:
  Options<F3>                 901       1,268               891      1,650
  Warrants<F4>                636           -               636          -
                          --------    ---------          -------    -------
                            1,537       1,268             1,527      1,650


Weighted average
number of shares           28,290      31,274            28,280     29,321

Net Income (loss)           3,767       6,166            11,040     14,632

Net Income (loss)
per share                  $ 0.13      $ 0.20            $ 0.39     $ 0.50

<F1> Weighted average common shares acquired, net of repurchase of shares

<F2> Common Shares and employee options issued
      June 14, 1995 to June 13, 1996                                 7,094

      Less shares reacquired under treasury stock method             1,205
                                                                  ----------
      Net SAB 83 common shares                                       5,889
                                                                  ----------
                                                                  ----------

<F3> Options granted, less common shares reacquired under treasury stock method, on a weighted average basis.

<F4> Represents warrant held by Signet Media Capital Group to purchase
      636,158 common shares at a nominal exercise price, which were exercised concurrent with the IPO.

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